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                                                                   EXHIBIT 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements (Nos. 333-03351 and 333-03766) on Form S-3, and the Registration Statements (Nos. 33-80993, 33-80995, 33-91506, and 33-93148) on Form S-8 of Cox Communications, Inc. of our report dated
March 7, 1997 on the financial statements of American PCS, L.P. (A Delaware Limited Partnership) as of and for the year ended December 31, 1996 referred to in the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, which appears in the Annual Report on Form 10-K of Cox Communications, Inc. for the year ended December 31, 1996.




PRICE WATERHOUSE LLP

Washington, DC
March 25, 1997